Exhibit 4.8

Credit Limit Contract

Contract No.: (2013) NZ0013810064-1

Lender: China Merchants Bank Co., Ltd. Shenzhen Jinzhonghuan Sub-branch (hereinafter referred to as “Party A”) Borrower: Zastron Electronic (Shenzhen) Co., Ltd. (hereinafter referred to as “Party B”)

As applied for by Party B, Party A agrees to grant banking facilities to Party B. This agreement is hereby made by and between Party A and Party B as follows upon consultation in accordance with relevant laws.

Article 1 Facility Limit

1.1 Party A grants Party B a facility limit of Renminbi three hundred million only (including the amount equivalent in other currencies, where “the exchange rates applied will be the rates published by Party A at the time each specific service is provided, the same applies hereinafter), which is (please select with “✓”)

[✓] revolving facility of Renminbi three hundred million only;

[    ] one-off facility of         /        .

Revolving facility limit means the maximum limitation of the sum of principal balances of credit facilities Party A offers to Party B like continuous, revolving loans, trade financing, discounting bills of exchange, commercial bill acceptance, letters of guarantee, legal person account overdraws, domestic factoring, ----, etc.

One-off credit facility is the amount specified herein which cannot be exceeded during the term of facility by the accumulated amount of all cases of credit granting Party B applies for with Party A case by case. Party B shall not revolve the one-off facility. The amounts corresponding to a number of cases of credit granting applied for by Party B will use the one-off facility until the credit line is reached.

“Trade Financing” includes such services as issuance of letter of credit, import bill advance, delivery against bank guarantee, import collection bill advance, packing loan, export bill purchase, export collection bill purchase, import/export remittance financing, short-term credit insurance financing, import factoring, export factoring (two-factor non-recourse factoring except that in Party A’s system, the same applies hereinafter), ----, etc.

1.2 If Party A operates in import factoring, domestic non-recourse factoring where Party B is the payer, the creditor’s rights of receivables from Party B that is assigned to Party A shall use the above facility; if Party B applies for domestic factoring or export factoring services with recourse with Party A, the basic purchase fund (basic factoring fund) shall use the above facility.

1.3 Where after issuing a letter of credit, Party A authorizes other China Merchants Bank branches to issue letters of credit to beneficiaries for the requirement of its internal process, the issuance of such L/C and the import bill advance and delivery against bank guarantee there under shall use the above facility.

1.4 The above facility shall not include the portion of facility amount corresponding to the guarantee deposit or deposit certificate hypothecation provided by Party B or the third party for a particular service only under this Agreement. The same shall apply hereinafter.

[✓] 1.5 The outstanding balance, if any, for specific services provided under the previous facility agreement numbered         /         between Party A and Party B shall be included automatically in this Agreement as of the effective date of this Agreement and directly use the facility under this Agreement (if this clause applies, please tick in [    ]).

Article 2 Term of Banking Facility

The term of banking facility shall be one year from 18 April 2013 to 17 April 2014. Party B shall file facility application with Party A during the Term, and Party A will not accept applications filed after the expiry date of the Term except otherwise specified herein.

Article 3 Use of Facility

3.1 Type and scope of the facility

The above facility is (please select one of the followings with “✓”):

[✓] 3.1.1 General facility limit, which encompasses the following services (please fill out as they are):

Working capital loan, trade financing, letter of guarantee

In the meantime, Party B can (fill “can” or “cannot”) mix the use of the above limit and (the followings can be selected with “✓”):

[✓] the facility is available for mixed use by all the services;

[    ] the facility is available for mixed use by some of the services, which are ---- and ---- ;

[    ] 3.1.2 Single-item facility limit.

3.2 During the term of facility, the revolving facility can be revolved and the one-off facility cannot be revolved. Party B must apply for use of the facility case by case and Party A shall approve in the same way. Each loan or the amount, term, specific purpose, etc. of other facility may be provided in a separate contract (including IOU), or agreement on a specific service, or be stipulated by a relevant service requisition submitted by Party B to Party A and accepted by Party A.

Under domestic factoring without recourse, the Notice of Transfer of Creditor’s Rights of Receivables given to Party B by Party A shall be deemed as “a contract on specific service” concluded between Party A and Party B upon confirmation by Party B in the manner approved by Party A.

3.3 For each loan or other facility within the facility limit, the specific term of use shall be determined based on the operational needs of Party B and the management regulations of Party A. The expiry date of each specific service can be later than the expiry date of the Term of facility.

Article 4 Interest and Fees

The loans within the facility limit, interest rate for financing and charges collected for relevant services shall be subject to the provisions of each specific contract.

Article 5 Guarantee Clause

5.1 Namtai Investment (Shenzhen) Co., Ltd. is the guarantor of joint and several liability for all the debts owed by Party B to Party A under this Agreement, and shall issue an irrevocable guarantee for maximum amount to Party A.

5.2 For all the debts owed by Party B to Party A under this Agreement, ---- mortgages (pledges) all of the property it owns or is entitled to dispose of according to law, for which a separate guarantee contract shall be concluded.

In the event that the guarantors fail to sign the document of guarantee and complete the guarantee formalities in accordance with this clause, Party A is entitled to refuse to grant facility to Party B.

Article 6 Rights and Obligations of Party B

6.1 Party B is entitled to the following rights:

6.1.1 To require Party A to grant loans or other facility within the facility limit in accordance with the conditions specified herein;

6.1.2 To use the facility in accordance to the provisions of this Agreement;

6.1.3 To require Party A to keep the confidential information provided by Party B about production, operation, property, accounts, etc. except that otherwise provided by laws and regulations or required by regulators;

6.1.4 To transfer its debts to the third party subject to consent from Party A.

6.2	Party B shall assume the following obligations:

6.2.1 To provide authentic documentary information required by Party A, including but not limited to, provide its authentic financial statements and annual reports, major decisions and changes on production, operation and management, on a regular basis as required by Party A, as well as the information about all its account banks, bank account numbers and credit and debit balances, and cooperate in investigations, examinations and inspections conducted by Party A;

6.2.2 To subject itself to the supervision by Party A of its use of the loan capital and related production, operational and financial activities;

6.2.3 To use loans and/or other facilities in accordance with this Agreement and each specific contract and/or promised purposes;

6.2.4 To repay the principal and interest of loans, advances and facility debts in due time and in full amount in accordance with this Agreement and each specific contract;

6.2.5 To obtain written consent from Party A before transferring all or part of its debts under this Agreement to the third party;

6.2.6 To notify Party A without delay and cooperate with Party A in implementing the safeguards for the repayment of the principal and interest of loans, advances and other credit debts as well as all relevant fees under this Agreement if the following circumstance applies to Party B;

6.2.6.1	Occurrence of major financial loss, asset loss or other financial crisis;

6.2.6.2 Granting loans or providing guarantees/warranties to the third party, or mortgaging (pledging) its own assets (rights) as security;

6.2.6.3 Occurrence of changes such as merger (acquisition), split, reorganization, joint venture (collaboration), transfer of title (equity), shareholding reform, etc;

6.2.6.4 Occurrence of discontinuance of business, business license revocation or deregistration, bankruptcy application or being applied for dissolution, etc;

6.2.6.5 Its operation is affected as the result of significant crisis in the operation or finance of its controlling shareholder and other affiliates;

6.2.6.6 Its operation is affected as the result of major related transactions with its controlling shareholder and other affiliates;

6.2.6.7 Occurrence of any lawsuit, arbitration, or criminal or administrative sanctions that lead to significant negative consequences to its operation or property conditions;

6.2.6.8	Occurrence of other significant events that may influence its solvency.

6.2.7 Not to be indolent in managing and recovering its due claim, or dispose of its existing major assets for nothing and in other inappropriate ways.

Article 7 Rights and Obligations of Party A

7.1	Party A is entitled to the following rights:

7.1.1 To require Party B to repay the principal and interest of the loans, advances and other credit debts under this Agreement and specific contracts in due time and in full amount;

7.1.2	To require Party B to provide information related to its facility limit;

7.1.3 To know the production, operational and financial activities of Party B;

7.1.4 To supervise the use of loans and/or other facilities by Party B for the purposes specified herein and in each specific contract;

7.1.5 To authorize other China Merchants Bank branches in the locations of beneficiaries to issue L/Cs to the beneficiaries for the requirement of its internal process after approving Party B’s application to issue L/C;

7.1.6 To deduct amounts directly from Party B’s account for repaying the debts owed by Party B under this Agreement and each specific contract;

7.1.7 To transfer its creditor’s rights against Party B, and take the means it considers appropriate, including, without limitation, notifying Party B of the transfer via facsimile, post, delivery by hand, announcement on public media, etc. and pressing Party B for repayment;

7.1.8 Other rights provided herein.

7.2 Party A shall assume the following obligations:

7.2.1 To grant loans or other facilities within the facility limit to Party B in accordance with the conditions provided herein and each specific contract;

7.2.2 To keep confidential the information about Party B’s assets, finance, production and operation, except that otherwise stipulated by laws and regulations and required by regulators.

Article 8 Party B particularly warrants that:

8.1 Party B is an entity with the legal personality duly incorporated and legally existing in accordance with the Chinese law, with full capacity for civil conduct to execute and perform this Agreement;

8.2 The execution and performance of this Agreement have been fully authorized by the Board or any other body with authority;

8.3 The documents, data, vouchers, etc. related to Party B, guarantors, mortgagors (pledgors), and guaranties are authentic, accurate, complete and valid, without any significant error inconsistent with facts or omission of any significant fact;

8.4 It complies with the provisions of each specific contract and of the issuing undertakings, trust receipts and other relevant documents it issues to Party A;

8.5 There are no lawsuits, arbitrations, or criminal or administrative sanctions that may lead to major negative consequences to Party B or the main assets of Party B at the time this Agreement is executed, and there will be no such lawsuits, arbitration, or criminal or administrative sanctions during the performance of this Agreement; In case of such occurrence, Party B shall notify Party A immediately;

8.6 It abides by all laws and regulations of the state in its operational activities, operates all businesses in accordance with the business scope stipulated by its business license or approved according to laws, and completes the formalities for annual registration inspection in due time;

8.7 It maintains or improves existing level of operation and management, secures and increases the values of existing assets; neither abandons any creditor’s rights due nor disposes of existing major assets for nothing or in other inappropriate ways;

8.8 Without approval from Party A, Party B shall not reimburse other long-term debts in advance and ----;

8.9 No other significant events that affect the performance of its obligations by Party B under this Agreement happen to Party B at the time this Agreement is executed.

Article 9 Other Fees and Charges

Party B shall bear the costs for credit investigation, inspection and notarization in connection with this Agreement, and all the expenses such as attorney fees, litigation fees, travel expenses, announcement fees, delivery expenses, etc. paid by Party A in order to exercise its creditor’s rights in the event Party B fails to pay the debts owed to Party A under this Agreement in due time. Party B authorizes Party A to deduct the amount from Party B’s bank account with Party A. If the balance on the account is insufficient, Party B warrants to pay the outstanding debts upon receipt of Party A’s notice.

Article 10 Instances of Breach of Agreement and Settlement

10.1 If any of the following circumstances applies to Party B, it is deemed that an instance of breach of the agreement has occurred:

10.1.1 Providing false information or hiding important facts, not cooperating with Party A in investigation, examination or inspection in violation to the obligations provided in section 6.2.1 herein;

10.1.2 Not subjecting itself to the supervision by Party A of its use of the credit funds and of related production, operational and financial activities in violation to the obligations provided in section 6.2.2 herein;

10.1.3 Not using the loans and/or other facilities for the purposes as specified herein or in each specific contract in violation to the obligations provided in section 6.2.3 herein;

10.1.4 Not to repay the principal and interest of loans, advances and other credit debts in time and in full amount in accordance with the provisions of this Agreement and /or each specific contract in violation to the obligations provided in section 6.2.4 herein;

10.1.5 To transfer its debts under this Agreement by itself to the third party without authorization in violation to the obligations provided in section 6.2.5; or to be indolent in managing and recovering its creditor’s rights due or dispose of existing major assets for nothing or in other inappropriate ways in violation to the obligations provided in section 6.2.7 herein;

10.1.6 Not to notify Party A in time in the circumstances provided in this article, or not to cooperate where Party A requires Party B to enhance the safeguards for paying the debts under this Agreement after Party A knows that Party B is in any of the circumstances provided in this article, or Party A thinks it unfavorable to the recovery of the principal and interest of credit, in violation to the obligations provided in section 6.2.6 herein;

10.1.7 To violate sections 8.1, 8.2 and 8.5, or sections 8.3, 8.4, 8.6, 8.7, 8.8 and 8.9 herein and not to make corrections immediately as required by Party A;

10.1.8 Other instances Party A deems to impair Party A’s legal rights and interests.

10.2 Where a guarantor is in any of the following circumstances, Party A deems that it may affect the guarantor’ ability to provide guarantee, and asks the guarantor to eliminate the negative effect caused thereby, or requires Party B to add or change conditions for guarantee, but the guarantor and Party B fails to cooperate, it shall be deemed that an instance of breach has occurred:

10.2.1	Where any of the circumstances set out in section 6.2.6 herein occurs;

10.2.2 Hiding his actual ability of assuming the guarantee responsibility when issuing an irrevocable letter of guarantee, or failing to be authorized by the authority;

10.2.3	Failing to complete the formalities for annual registration inspection in due time;

10.2.4 Being indolent in managing and recovering its creditor’s rights due, or disposing of existing major assets for nothing or in other inappropriate ways.

10.3 Where the mortgagor (pledgor) is in any of the following circumstances, Party A deems that the mortgage (pledge) may become invalid or its value is insufficient, and asks the mortgagor (pledgor) to eliminate the negative effect caused thereby or requires Party B to add, change conditions for guaranty, but the mortgagor (pledgor) fails to cooperate, it shall be deemed that an instance of breach of the Agreement has occurred:

10.3.1	Having no title to or right to dispose of the guaranty (pledge), or its ownership is in dispute;

10.3.2 The guaranty (pledge) has been leased, sealed up, detained, overseen, or carries a legal, prior priority, including, without limitation, priority to construction payment, etc. and/or the mortgagor (pledgor) hides such facts that are existing;

10.3.3 The mortgagor transfers, leases, remortgages or disposes of in any other inappropriate way the guaranty without written consent from Party A, or despite of such written consent, the income from disposal of the guaranty is not used to discharge the debts Party B owes to Party A as required by Party A;

10.3.4 The mortgagor fails to take good care of, protect and maintain the guaranty, which derogates the value of the guaranty; or the mortgagor’s act directly endangers the guaranty, derogates the value of the guaranty; or the mortgagor fails to have the guaranty insured as required by Party A during the term of mortgage.

10.4 Upon occurrence of any instance of breach specified in sections 10.1, 10.2 and 10.3, Party A is entitle to take the following measures separately or collectively:

10.4.1	To cut the credit line under this Agreement, or cease the granting of the outstanding credit facility;

10.4.2 To recover in advance the principal and interest of, and the fees and charges related to, the loans that have been granted within the credit line;

10.4.3 For the bills of exchange Party A has accepted or the L/Cs, letters of guarantee, letters of delivery against bank guarantee Party A has issued or had issued during the term of facility, regardless of any advance from Party A, Party A can require Party B to increase the amount of the guarantee deposit, or transfer the deposit of Party B on other accounts with Party A into its guarantee deposit account for repaying the subsequent advances from Party A under this Agreement, or draw the applicable amount and deposit with the third party as the guarantee deposit for subsequent advances paid by Party A for Party B;

10.4.4 To require Party B to perform its repurchase obligation immediately for the outstanding creditor’s rights of receivables that is assigned by Party B to Party A under domestic factoring, export factoring with recourse; to recover the creditor’s rights of receivables immediately that is assigned by Party B to Party A under domestic factoring, export factoring without recourse;

10.4.5 To deduct and collect the amounts on Party B’s settlement account and/or other accounts to discharge all the debts of Party B under this Agreement and each specific contract;

10.4.6 To perform recovery in accordance with Article 13 herein.

Article 11 Modifications to and Termination of the Agreement

This Agreement can be modified or terminated subject to a written agreement upon consultation between the Parties. This Agreement shall remain in force and effect until such written agreement is concluded. Neither Party shall unilaterally modify, amend or terminate this Agreement without authorization.

Article 12 Miscellaneous

12.1 During the term of the Agreement, any tolerance, extension given by Party A to Party B’s any act of breach or delay, or postponement of the exercise of the interests or rights Party A is entitled to herein shall neither impair, affect or restrict all the interests and rights Party A is entitled to according to relevant laws and this Agreement as the creditor herein, nor be used as Party A’s approval or acceptance of any act in breach of this Agreement, nor be deemed as Party A’ waiver of the right to take actions against current or future acts of breach.

12.2 Where this Agreement becomes legally invalidated in full or in part for whatever reasons, Party B shall be liable to discharge all the debts it owes to Party A under this Agreement. In the above case, Party A is entitled to terminate the performance of this Agreement, and can recover all the debts Party B owes immediately.

12.3 All notices and requests from Party A and Party B in connection with this Agreement shall be made and given in writing.

Party A’s contact address: China Merchants Bank, Ground Floor, Golden Central Tower, Jintian Road, Futian, Shengzhen

Party B’s contact address: Zastron/Namtai Industrial Estate, 2 Namtai Road, Gushu Community, Xixiang Street, Bao’an District, Shenzhen

A notice or request shall be deemed to have been serviced, on the date the recipient receives and signs it (or on the date of rejection if it is rejected by the recipient) if delivered by hand; seven days after it is sent, if sent by post; or after the facsimile system of the recipient receives the fax, if sent by facsimile;

or on the date of announcement, if Party A notifies Party B of transfer of creditor’s rights or presses Party B for repayment through announcement on public media.

Either Party shall notify the other Party without delay should it change its contact address, or else it shall bear possible losses incurred thereby on its own.

12.4 The Parties agree that any service requisition under trade financing will be accepted as long as it bears the seal as on the Letter of Authorization on Specimen provided to Party A, and both of the Parties accept the effectiveness of the seal.

12.5 Written supplementary agreements on the matters not provided herein or modifications that are concluded upon consultation between the Parties, and each specific contract under this Agreement as appendix hereto, constitute integral part of this Agreement.

12.6 During the term of this Agreement, Party B shall not put the fixed assets Party B owns or is entitled to dispose of according to law in mortgage/pledge/encumbrance in any other forms where the third party other than Party A is the right holder. If Party B violates the above undertaking, Party A is entitled to deem that Party B has fundamentally breached this Agreement, and then take all remedies as specified in section 10.4 herein, either separately or collectively.

12.7 ----

12.8 ----

12.9 ----

Article 13 Governing Law and Dispute Resolution

13.1 The conclusion and construction of this Agreement, and the resolution of disputes, shall be governed by the law of the People’s Republic of China. The rights and interests of the Parties are protected by the law of the People’s Republic of China.

13.2 Disputes arising in the performance of this Agreement between the Parties shall be solved through consultation between the Parties. Should no agreement be reached upon such consultation, either Party may (please select one of the following three with “✓”):

[✓] 13.2.1 file a lawsuit with the people’s court in the location of Party A;

[    ] 13.2.2 apply for arbitration with ---- arbitration commission;

[    ] 13.2.3 submit the dispute to (if this is selected, please select one of the following two with “✓”):

[    ] China International Economic and Trade Arbitration Commission

[    ] CIETAC ---- Commission

for arbitration by the arbitration rules on financial disputes.

13.3 After the Parties have completed notarization to give enforceable effect to the Agreement and all specific contracts, Party A can apply for enforcement with the people’s court with jurisdiction for the purpose of recovering the debts Party B owes under this Agreement and each specific contract.

Article 14 Coming into Effect of the Agreement

This Agreement will come into effect subject to signatures of the legal representatives/principals or their authorized representatives (or signature stamps) and the official seals/contract seals of the Parties, and expire automatically on the expiry date of the term of facility, or the date all the debts owed by Party B to Party A and all other fees and charges are paid off, whichever comes later.

Article 15 Supplementary Provisions

This Agreement is made in three counterparts which are the same authentic and held by Party A, Party B and Namtai Investment (Shenzhen) Co., Ltd. (the Guarantor) respectively.

(This page is for signatures)

For special attention: all terms and conditions of this Agreement have been consulted adequately by and between the Parties. The Bank has requested other Parties to pay attention to the terms on exclusions of or restrictions to the Bank’s liability, on the Bank’s own rights, and the terms adding other Parties’ liabilities or restricting other Parties’ rights, and to have complete, accurate understanding of such terms. The Bank has provided respective explanations to the above-mentioned terms as requested by other Parties. The Parties entering into the Agreement have common understanding of the terms and conditions of this Agreement.

Party A:        (seal) China Merchants Bank Jinzhonghuan Branch

Principal or authorized representative

(signature/signature stamp)

Party B:         (seal) Zastron Electronic (Shenzhen) Co., Ltd.

Legal representative/principal or authorized representative:

(signature/signature stamp)

Date of Signature: April 3, 2013